Exhibit 23.1

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

Independent Registered Public Accounting Firm¡¯s Consent

We consent to the incorporation by reference in this Registration Statement of Kaixin Auto Holdings on Amendment No.1 to Form F-3 (File No. 333-258450) of our report dated April 28, 2022, with respect to our audits of the consolidated financial statements of Kaixin Auto Holdings as of December 31, 2020 and 2021 and for each of the three years in the period ended December 31, 2021, appearing in the Annual Report on Form 20-F of Kaixin Auto Holdings for the year ended December 31, 2021. We also consent to the reference to our Firm under the heading ¡°Experts¡± in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, NY

July 15, 2022

www.marcumbp.com